Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Introduction

On February 28, 2022 (the “Merger Date”), S&P Global (the “Company” or “S&P Global”) merged with and into IHS Markit Ltd. (“IHS Markit”), with IHS Markit surviving the merger as a wholly owned subsidiary of S&P Global. Under the terms of the merger agreement, each share of IHS Markit issued and outstanding (other than excluded shares and dissenting shares) was converted into the right to receive 0.2838 fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest), less any applicable withholding taxes. As of February 28, 2022, IHS Markit had approximately 401.0 million shares outstanding.

As a condition of securing regulatory approval for the merger, S&P Global and IHS Markit agreed to divest of certain of their businesses. S&P Global’s divestitures included CUSIP Global Services (“CGS”) sold in March of 2022 and its Leveraged Commentary and Data business and a related family of leveraged loan indices (collectively, the “LCD business”) sold in June of 2022, while IHS Markit’s divestitures included the Oil Price Information Services (“OPIS”) and Coal, Metals and Mining businesses and its Base Chemicals business, each sold February 2022 and June of 2022, respectively.

Pro Forma Information

The following unaudited pro forma combined condensed financial information has been prepared to illustrate the estimated effects of the merger and related divestitures.

The unaudited pro forma combined condensed statement of income for the year ended December 31, 2022 combines the historical consolidated results of operations of S&P Global for the year ended December 31, 2022 and of IHS Markit for the two months ended February 28, 2022, and have been prepared to reflect the merger, and related divestitures, as if they had occurred on January 1, 2022, the first day of S&P Global’s 2022 fiscal year. The unaudited pro forma combined condensed financial information has been prepared in conformity with U.S. GAAP.

S&P Global utilized acquisition accounting and finalized the accounting in February 2023. The acquired assets and assumed liabilities of IHS Markit was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”).

Revenue, expenses, assets, liabilities, disposal proceeds and the related tax impacts of the divestures are reflected, where practicable, in the unaudited pro forma combined condensed financial information.

The unaudited pro forma combined condensed financial information has been presented for informational purposes only. The unaudited pro forma combined condensed financial statement does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the merger, and divestitures, occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

S&P Global continues to execute its plan to integrate the operations of IHS Markit after the merger. In connection with that plan, certain non-recurring charges have been incurred in connection with this integration, which have primarily consisted of restructuring charges and transaction costs related to the merger, including, among others, financial advisors, legal services, integration advisors, and professional accounting services. The unaudited pro forma combined condensed financial information does not reflect the operating efficiencies and/or cost savings that S&P Global may achieve with respect to the combined company had the merger occurred on January 1, 2022 but instead is limited to the operating efficiencies that did occur following the Merger Date. Further, there may be additional charges related to integration activities resulting from the merger, the timing, nature and amount of which management cannot identify as of the date of this Current Report on Form 8-K, and thus, such charges are not reflected in the unaudited pro forma combined condensed financial information.

The unaudited pro forma combined condensed financial statement has been developed from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes incorporated by reference herein: (i) the historical consolidated financial statements of the Company and the accompanying notes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and (ii) the historical consolidated financial statements of IHS Markit and the accompanying notes in IHS Markit’s Annual Report on Form 10-K for the year ended November 30, 2021.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

For the Year ended December 31, 2022

(in millions, except per share amounts)			Transaction Accounting Adjustments						Pro Forma Combined S&P Global
	Historical		Conforming Adjustments			Pro Forma Adjustments
	S&P Global	IHS Markit
Revenue	$11,181	768				(107)	(b	)	$11,842
Expenses:
Cost of revenue	—	317	(317)	(a	)	—			—
Operating-related expenses	3,766	—	317			(58)	(c	)	4,024
Selling and general expenses	3,383	307				—			3,690
Depreciation	108	40				(32)	(d	)	116
Amortization of intangibles	905	54				122	(e	)	1,081

Total expenses	8,162	717				32			8,911
Gain on dispositions	(1,898)	—				—			(1,898)
Equity in income from unconsolidated subsidiaries	(27)	(9)				—			(36)

Operating profit	4,944	59				(139)			4,864
Other income, net	(70)	3				—			(67)
Interest expense, net	304	35				(14)	(f	)	325
Loss on extinguishment of debt	8	—				—			8

Income before taxes on income	4,702	21				(125)			4,598
Provision for taxes on income	1,180	(18)				(4)	(g	)	1,158

Net income before net (income) loss attributable to noncontrolling interests	3,522	39				(121)			3,441
Less: net (income) loss attributable to noncontrolling interests	(274)	—				—			(274)

Net income	$3,248	39				(121)			3,167

Earnings per share attributable to common shareholders:
Net income:
Basic	10.25	0.10							9.45
Diluted	10.20	0.10							9.41
Weighted-average number of common shares outstanding:
Basic	316.9	398.6				(380.6)	(h	)	334.9
Diluted	318.5	398.6				(380.6)	(h	)	336.5

See accompanying notes to the unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1.	Nature of Operations and Basis of Presentation

On February 28, 2022, S&P Global merged with and into IHS Markit, with IHS Markit surviving the merger as a wholly owned subsidiary of S&P Global. At the effective time of the merger, each share of IHS Markit issued and outstanding (other than excluded shares and dissenting shares) was converted into the right to receive 0.2838 fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest), less any applicable withholding taxes.

The preceding unaudited pro forma combined condensed statements of income for the year ended December 31, 2022 were prepared using the acquisition method of accounting and are based on historical consolidated financial statements of S&P Global and IHS Markit. Certain of IHS Markit’s historical amounts have been reclassified to conform to S&P Global’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of S&P Global included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the historical consolidated financial statements and accompanying notes of IHS Markit included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2021.

The unaudited pro forma combined condensed statement of income gives effect to the merger and related divestitures as if they had been completed on January 1, 2022, the first day of S&P Global’s 2022 fiscal year.

S&P Global utilized acquisition accounting and finalized the accounting in February 2023. The acquired assets and assumed liabilities of IHS Markit was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. Acquisition accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon certain valuation studies of IHS Markit’s assets and liabilities and other studies.

The merger, divestitures and the related adjustments are described in the accompanying notes to the pro forma combined condensed financial statement.

The unaudited pro forma combined condensed financial statement does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the merger, and related divestitures, occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, future results may vary significantly from those reflected in such statements due to factors described under “Risk Factors” in Item 1A. of Part II of S&P Global’s Annual Report on Form 10-K for the year ended December 31, 2022.

Accounting Periods Presented

IHS Markit’s historical fiscal year ended on November 30 and for purposes of the unaudited pro forma combined condensed financial information, its historical results have been presented along with S&P Global’s December 31 fiscal year end as explained below.

Because the Company acquired IHS Markit on February 28, 2022, prior to the end of its first fiscal quarter, the unaudited pro forma combined condensed statement of income for the year ended December 31, 2022 combines the historical consolidated results of S&P Global for the year ended December 31, 2022 and the historical consolidated results of IHS Markit two months ended February 28, 2022 effectively reflecting pro forma results of the combined company for the twelve-month period ended December 31, 2022.

2.	Calculation of Merger Consideration and Preliminary Purchase Price Allocation

S&P Global and IHS Markit have determined that S&P Global is the accounting acquirer in the merger, accounted for under the acquisition method of accounting for business combinations in accordance with ASC 805. The allocation of the purchase price with respect to the merger is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of December 31, 2021, using currently available information.

The unaudited pro forma combined condensed financial information reflects aggregate merger consideration of $44.0 billion, as calculated below:

(in millions, except for share, ratio and per share data)
Equity Consideration
Number of shares of IHS Markit issued and outstanding as of February 28, 2022*	400,988,207
Exchange ratio	0.2838
Additional shares of S&P Global common stock to be issued as merger consideration	113,800,453
Closing price per share of S&P Global common stock on February 25, 2022*	$380.89
Equity portion of aggregate consideration*	$43,345
Equity consideration related to pre-combination share-based compensation awards*	191

Total equity consideration	$43,536

*

Pursuant to business combination accounting rules, the final aggregate consideration is based on the number of IHS Markit shares issued and outstanding (other than IHS Markit shares held in treasury or for which appraisal rights have been perfected pursuant to the Bermuda Companies Act) and the closing price of S&P Global’s common stock as of February 25, 2022 (and cash in lieu of fractional shares and any amount awarded in respect of shares for which appraisal rights have been perfected pursuant to the Bermuda Companies Act, in each case without interest).

The following table summarizes the estimated fair values of assets acquired and liabilities assumed as if the acquisition occurred on December 31, 2021:

(in millions)	Fair Value
Tangible assets acquired	$5,077
Intangible assets	18,620
Liabilities assumed (excluding debt)	(6,453)
Debt	(5,159)
Merger consideration	43,536

Goodwill	$31,451

The following table sets forth the components of the identifiable intangible assets to be acquired and their estimated useful lives and the pro forma amortization expense for the year ended December 31, 2022:

			Pro Forma Amortization Expense
(in millions)	Fair Value	Useful Lives	Year ended December 31, 2022
Trade Names	$1,469	14	$105
Developed Technology	1,043	10	104
Customer Relationships	13,596	25	544
Database/Content Technology	2,512	12	209

Total Identified Intangible Assets	$18,620		$962

The values assigned to the acquired assets and assumed liabilities of IHS Markit have been measured based on various estimates using assumptions that S&P Global believes are reasonable and based on valuation studies undertaken by IHS Markit and reviewed by S&P Global management.

3.	Pro Forma Adjustments

The pro forma combined condensed financial statement has been adjusted to reflect reclassifications to conform IHS Markit’s and S&P Global’s financial statement presentation, adjustments to historical book values of IHS Markit to their estimated fair values in accordance with the acquisition method of accounting, the closing price paid by S&P Global for the shares of IHS Markit, the assumption of IHS Markit’s debt, direct transaction costs, the revenue, expenses and proceeds from the divested business and the tax impact of pro forma adjustments. These adjustments include the following:

a.	The following reclassifications were made as a result of the transaction to conform IHS Markit and S&P Global’s presentation:

Unaudited Pro Forma Combined Condensed Statement of Income for the year ended December 31, 2022:

•	Reclassification for IHS Markit of $317 million from Cost of revenue to Operating-related expenses;

Pro Forma Adjustments – Combined Statements of Income of S&P Global for the year ended December 31, 2022 and IHS Markit for the two months ended February 28, 2022:

b.	To record adjustments to revenue of $107 million for the year ended December 31, 2022 to reflect:

•	the removal of revenue associated with the CGS, LCD, OPIS Coal, Metals and Mining businesses and Base Chemicals business divestitures for the year ended December 31, 2022.

c.	To record adjustments to operating-related expenses of $58 million for the year ended December 31, 2022 to reflect:

•	the removal of direct operating expenses of $40 million for the year ended December 31, 2022 related to the divestitures; and

•

the net reduction of $19 million stock-based compensation expense resulting from a combination of the acceleration of stock-based compensation following planned severance actions of selected senior executives partially offset by the increase in value of unvested portion of IHS Markit’s restricted stock units and performance stock units reflecting the current stock price and the performance targets of the awards pursuant to the merger agreement.

d.	To record a reduction in depreciation expense related to (i) the removal of depreciation expense associated with expected divestitures and (ii) the elimination of capitalized software.

e.

To eliminate historical amortization expense (including amortization expense associated with expected divestitures) and to record the estimated amortization expense related to the intangible assets acquired.

f.	To record an adjustment to interest expense associated with the increase in IHS Markit’s debt to fair value, which premium is amortized over the weighted-average remaining life of the debt.

g.

To record an income tax expense reduction of $4 million related to the pro forma adjustments for the year ended December 31, 2022, calculated based on a blended foreign, federal, and state statutory rate of approximately 19%. The adjustments are primarily additional tax costs associated with IHS Markit’s operations within the S&P Global structure of approximately $28 million, offset by increased income tax benefits of approximately $33 million from the impact of the balance of the pro forma adjustments. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma combined condensed financial statements depending on post-acquisition activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

h.

To reflect the net impact from (i) the elimination of IHS Markit’s basic and diluted shares outstanding and (ii) the pro forma impact from the issuance S&P Global common shares in exchange for the IHS Markit common shares as if the merger occurred on January 1, 2022.

	Twelve months ended December 31, 2022
(in millions, except for share and per share data)	Basic Shares Outstanding	Diluted Shares Outstanding
Weighted-average outstanding
S&P Global weighted-average outstanding, December 31, 2022	316.9	318.5

Pro forma effect of S&P Global/IHS Markit exchange offer occurring on January 1, 2022	18.0	18.0

Net pro forma adjustments	18.0	18.0

Pro forma combined weighted-average outstanding	334.9	318.5

Pro forma net income	$3,167	$3,167
Pro forma earnings per share	$9.45	$9.41

4.	Non-recurring expenses gains, and losses related to the merger

The historical consolidated results of operations of S&P Global and IHS Markit for the year ended December 31, 2022 and two months ended February 28, 2022, respectively, included expenses, gains and losses, and related tax effects that will not recur in the income beyond 12 months after the transaction. The effect on income as a result of these transactions, that were a direct result of the merger, are described below.

•

Selling and general expenses of $486 million for the year ended December 31, 2022 included $227 million associated with the cost of acquisition-related transaction costs by S&P Global and IHS Markit incurred during the year ended December 31, 2022 and $259 million from a combination of planned severance arrangements contemplated prior to and executed upon or following the consummation of the merger, retention costs, and professional fees associated with the merger completion.

The non-recurring tax benefit recorded from these transactions included in the unaudited pro forma combined condensed statement of income was approximately $75 million.

•	Gain on dispositions included was the result of the sale of the CGS and LCD.

In March of 2022, we completed the sale of CGS, a business within our Market Intelligence segment, to FactSet Research Systems Inc. for a purchase price of $1.925 billion in cash, subject to customary adjustments. We recorded a pre-tax gain of $1.342 billion ($1.005 billion after-tax) in Gain on dispositions in the unaudited pro forma combined condensed statement of income related to the sale of CGS.

In June of 2022, we completed the previously announced sale of LCD, within our Market Intelligence and Indices segments, respectively, to Morningstar for a purchase price of $600 million in cash, subject to customary adjustments, and a contingent payment of up to $50 million which is payable six months following the closing upon the achievement of certain conditions related to the transition of LCD customer relationships. The contingent payment was received in the first quarter of 2023. During the year ended December 31, 2022, we recorded a pre-tax gain of $505 million. During the year ended December 31, 2022, we recorded a pre-tax gain of $52 million for the sale of a family of leveraged loan indices in Gain on dispositions unaudited pro forma combined condensed statement of income.

In addition, we completed the sale of the Base Chemicals business and the OPIS and Coal, Metals and Mining businesses to News Corp for $295 million and for $1.150 billion in cash, respectively. We did not recognize a gain on either one of these dispositions.

The non-recurring tax expense included in the unaudited pro forma combined condensed statement of income from these dispositions was approximately $629 million.